May 22, 2009

President’s Report
Federal Home Loan Bank of New York Declares a 5.60% Dividend
for the First Quarter of 2009

The Federal Home Loan Bank of New York is pleased to report that, on May 22, 2009, your Board of Directors approved a dividend rate for the first quarter of 2009 of 5.60% (annualized). The New York Home Loan Bank’s dividend rate for the fourth quarter of 2008 was 3.00%. The dollar amount of the first quarter dividend will be approximately $77 million. The cash dividend will be distributed to member financial institutions on May 26, 2009. We believe this dividend will be particularly appreciated by our FDIC insured members who are experiencing an increase in their FDIC insurance assessment.

The dividend reflects the New York Home Loan Bank’s low-risk profile and conservative investment strategy. The payout represents approximately 52% of net income for the quarter. The remaining 48% of net income will be put toward building our retained earnings in order to further ensure that our members’ capital is protected. We have seen increased earnings volatility across the economy in the past six months; adding to our retained earnings to build a cushion to absorb future earnings swings and stabilize future dividends is the prudent response to such volatility. After the dividend payment, retained earnings as of March 31, 2009, will be approximately $412 million. The FHLBNY plans to continue to build retained earnings at a calibrated pace to help ensure future regulatory compliance and provide additional protection for the capital of our stockholders. We want to keep our member lenders’ investment in the New York Home Loan Bank safe as we promote an even stronger Home Loan Bank/community bank lending network.

Primarily due to the effects of conforming with current accounting rules, please note that the FHLBNY’s Board intends to continue to make dividend declarations at least six weeks (or longer) after the close of the calendar quarter.

For more information, please see the Federal Home Loan Bank of New York’s most recent Form 10-Q, filed with the U.S. Securities and Exchange Commission on May 15, 2009. In addition to the 10-Q, additional financial and other disclosures regarding the FHLBNY may be found on the “EDGAR” portion of the SEC website at http://www.sec.gov/edgar/searchedgar/webusers.htm.

The Federal Home Loan Bank of New York is a Congressionally-chartered wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The FHLB of New York currently serves over 300 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the Federal Home Loan Bank of New York is to support the efforts of local members to make home mortgages to families of all income levels and provide credit to spur community growth.

Sincerely,

Alfred A. DelliBovi

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.